                                                                    Exhibit 4.11

     THIS AMENDED GUARANTEE AGREEMENT made as of December 31, 2003.


B E T W E E N:

                        ROGERS CABLE COMMUNICATIONS INC., incorporated and subsisting under the laws of Ontario

                        (hereinafter called the "GUARANTOR")

                                                               OF THE FIRST PART

                        - and -

                        NATIONAL TRUST COMPANY, a trust company incorporated under the laws of the Province of Ontario and duly licenced under the laws of the Province of Ontario

                        (hereinafter called the "TRUSTEE")

                                                              OF THE SECOND PART

     WHEREAS Rogers Cablesystems Limited (now Rogers Cable Inc.) (hereinafter the "Company") has authorized the creation and securing of certain bonds (hereinafter called the "Bonds") under a restated deed of trust and mortgage made as of January 31, 1995 among the Company and the Trustee, as supplemented by the First Supplemental Deed of Trust and Mortgage dated as of December 31, 2003 among the Company, the Trustee and the Guarantor, which together with all deeds and instruments supplemental or ancillary thereto is hereinafter called the "Trust Deed";

     AND WHEREAS the aggregate principal amount of the Senior Secured Bonds and the Deferred Payment Bonds which may be issued under and secured by the Trust Deed is unlimited;

     AND WHEREAS the Senior Secured Bonds issued under the Trust Deed are to be secured equally and rateably without preference or priority and the Deferred Payment Bonds shall in all respect rank subordinate to the Senior Secured Bonds;

     AND WHEREAS the Guarantor is a Designated Subsidiary and entered into a guarantee agreement with the Trustee dated December 17, 2003 (the "Original Guarantee") pursuant to which the Guarantor unconditionally guaranteed the due and punctual payment by the Company of the principal of and redemption, (if any), interest on, and all other amounts owing under Bonds issued by the Company under the Trust Deed;

          AND WHEREAS pursuant to the First Supplemental Deed of Trust and Mortgage the Guarantor became a co-obligor jointly and severally liable for the obligations of the Company under the Trust Deed;

          AND WHEREAS the obligations of the Guarantor hereunder are in addition to, and not in substitution for, its obligations under the Trust Deed and, as a result, the Guarantor and the Trustee have agreed to amend the Original Guarantee to reflect this;

          AND WHEREAS the Guarantor, under the laws relating thereto, is duly authorized to enter into this agreement and all things necessary have been done and performed to make this agreement a legal, valid and binding obligation of the Guarantor;

          AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Guarantor and not by the Trustee;

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the sum of one dollar now paid by the Trustee to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

SECTION 1. - INTERPRETATION

1. Unless there is something in the subject matter or context inconsistent therewith, words and expressions which are defined in the Trust Deed shall have the same meaning, mutatis mutandis, when used herein.

2. Wherever throughout this agreement the Guarantor or the Company or the Trustee is mentioned or referred to, such mention or reference shall extend to the successors and assigns of the Guarantor or the Company or the Trustee, as the case may be.

3. This agreement is entered into pursuant to the Trust Deed and all applicable provisions thereof shall be deemed to be incorporated herein, mutatis mutandis.

4. The parties agree that this agreement supersedes and replaces the Original Guarantee.

SECTION 2. - GUARANTEE

1. The Guarantor unconditionally guarantees and covenants with the Trustee that the Company (hereinafter the Company is sometimes referred to as the "Debtor") will duly and punctually pay or cause to be paid to the Bondholders the principal amount of the Bonds, interest thereon and all other amounts owing thereunder, as may become payable in accordance with the provisions of the Trust Deed at the dates, in the currencies and in the manner mentioned in the Trust Deed and in such Bonds and will pay all other moneys from time to time owing under the Trust Deed in accordance with the terms thereof and will perform and carry out all other obligations of the Debtor therein contained. The Guarantor and the Trustee acknowledge and agree that the obligations of the Guarantor under this Guarantee are in addition to the obligations the Guarantor has assumed directly under the Trust Deed including, without limitation, with respect to the payment of the Bonds.

2. The obligations of the Guarantor hereunder are and shall be absolute and unconditional and any moneys or amounts expressed to be owing or payable by the Guarantor hereunder which may not be recoverable from the Guarantor on the basis of a guarantee shall be recoverable from the Guarantor as a primary obligor and principal debtor in respect thereof.

3. The Guarantor hereby acknowledges that it is a party to the Trust Deed, it has received communication of the terms of the Trust Deed and of all the provisions therein contained and consents and approves of the same and this Guarantee and the agreements of the Guarantor herein contained and provided for shall take effect and shall be and are hereby declared to be binding upon the Guarantor notwithstanding any defect in or omission from the Trust Deed or any instrument comprising the same or any non-registration or non-filing or defect of registration or filing or by reason of any defect in the issuance of any Bond or by reason of the failure of the security for the Bonds intended to be created by the Trust Deed or pursuant thereto.

4. It is hereby agreed and declared that the obligation of the Guarantor hereunder shall extend (without any further act or formality) to all Bonds which may from time to time be issued and outstanding under the Trust Deed, whether heretofore or hereafter issued.

5. The obligation of the Guarantor thereunder shall be a continuing obligation and a fresh cause of action hereunder shall be deemed to arise in respect of each default by the Debtor. In the event of such a default, the Trustee or any Bondholder as permitted hereunder, as the case may be, shall have the right to proceed first and directly against the Guarantor without proceeding against the Debtor or either of them, as the case may be, or any other Person or entity or exhausting any other remedies which it or they may have, and without resorting to any security held by it or them. The Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgements of its continued liability hereunder and under the Guarantee Security to which it is a party and any other instrument or instruments in such form as Counsel may advise and as will prevent any action brought against it in respect of any default hereunder or under such Guarantee Security or the covenants therein contained being barred by an statute of limitations now or hereafter in force in the Province of Ontario or elsewhere, and in the event of the failure of the Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of the Guarantor to make, execute and deliver such written acknowledgement or acknowledgements or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of Counsel, to fully maintain and keep in force the liability of the Guarantor hereunder and under such Guarantee Security.

6. The Guarantor agrees that if at any time any part of any payment guaranteed hereunder received by the Trustee or the Bondholders is or must be rescinded or returned to the Debtor, for any reason whatsoever (including without limitation, the insolvency, bankruptcy or reorganization of the Debtor), the guarantee constituted by this agreement shall be reinstated with respect to such payment so rescinded or returned as though such payment had never been received by the Trustee or the Bondholders. If demand for, or acceleration of the time for, payment by the Debtor of any obligation guaranteed hereunder is stayed upon the insolvency, bankruptcy or reorganization of the Debtor all such indebtedness otherwise subject to demand for payment or acceleration shall nonetheless by payable be the Guarantor as provided herein.

SECTION 3. - DEFAULT AND ENFORCEMENT

1. If the Debtor shall make default in payment of the principal of the Bonds or in the payment of any interest or any other amount that has become payable in accordance with the provisions of the Trust Deed or any part thereof as and when the same becomes due and payable, then the Guarantor shall, so often as any such default happens, forthwith on demand by the Trustee pay to the Trustee for the benefit of each and every Bondholder in respect of which there shall be such default the principal, interest and all other amounts due under the Bonds and shall also pay to the Trustee all other moneys owing under the Trust Deed as aforesaid.

2. If the Debtor shall make default as aforesaid and the Guarantor shall fail forthwith on demand to pay as aforesaid, then and so often as any such default and failure shall happen, the Trustee shall have the right in its discretion to proceed in its name as Trustee hereunder in the enforcement of this agreement and in the enforcement of the Guarantee Security to which the Guarantor is a party by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from the Guarantor or out of the Mortgaged Property under the Guarantee Security to which the Guarantor is a party such sums as the Guarantor may be liable to pay hereunder and thereunder, and shall be obliged so to proceed and recover if so requested in writing by any Bondholder, and any and all sums so recovered by the Trustee shall be dealt with by the Trustee in the manner provided by the Trust Deed. Without limitation of the foregoing provisions, the Trustee shall have the same rights of enforcement (by way of entry, appointment of a receiver or receiver and manager, sale, legal proceedings or otherwise) against the Mortgaged Property under the Guarantee Security to which the Guarantor is a party as by the Trust Deed are afforded the Trustee against the Mortgaged Property thereunder; and the Trustee may proceed to enforce such rights or from time to time any thereof against the Mortgaged Property under the Guarantee Security to which the Guarantor is a party or any part thereof, prior to, contemporaneously with or after any such enforcement against the Mortgaged Property under the Trust Deed or any other guarantee; and the Guarantor hereby appoints the Trustee to be the attorney of the Guarantor to the like extent and for the like purposes as the Trustee is appointed to be the attorney of the Company by Section 6.18 of the Trust Deed.

3. No Person dealing with the Trustee or any receiver appointed pursuant hereto or any agents thereof shall be concerned to enquire whether the Lien Hereof has become enforceable or whether the powers which the Trustee is purporting to exercise have become exercisable, or whether any moneys remain due upon the Guarantee Security or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made or otherwise as to the propriety or regularity of any sale or of any other dealing by the Trustee with the Mortgage Property or any part thereof, or to see to the application of any moneys paid to the Trustee and, in the absence of fraud on the part of such Person, such dealing shall be deemed so far as regards the safety and protection of such Person, to be within the powers hereby conferred and to be valid and effective accordingly.

4. No holder of any Bond shall have the right to institute any suit, action or proceeding against the Guarantor for any default hereunder except in the manner and subject to the conditions set forth in Sections 6.11 and 9.05 of the Trust Deed, it being understood and intended that no one or more Bondholders shall have any right in any manner whatsoever to enforce any right hereunder or under the Guarantee Security to which the Guarantor is a party or to affect, disturb or prejudice the security created thereby or pursuant thereto by his or their action except as aforesaid and that all powers and trusts hereunder and thereunder shall be exercised and all proceedings at law or in equity shall be instituted, had and maintained by the Trustee, except only as aforesaid and in any event for the benefit of all Bondholders as provided in the Trust Deed.

5. The Guarantor shall not be deemed to be in default hereunder if the default of the Debtor in respect of which the Guarantor would otherwise be or become liable hereunder shall have been waived or directed to be waived pursuant to the relevant provisions of the Trust Deed.

6. In the event of any payment by or recovery from the Guarantor under the provisions hereof, the rights of the Guarantor shall in respect of such payment rank subsequent to and not pari passu with the rights of the Bondholders and in the event of the sale of the Mortgaged Property under the Trust Deed or other realization of the security for the Bonds or enforcement of the trusts of the Trustee, the Guarantor shall not be entitled to rank for payment against such Mortgaged Property in competition with the Bondholders. Until all Bondholders shall have received full payment of the principal amount of the Bonds, such interest thereon as has become payable together with all other amounts that may be due in connection with the Bonds or the Trust Deed, the Guarantor shall not have any right to enforce the trusts of the Trust Deed or any security created thereby or pursuant thereto.

SECTION 4. - RELEASE AND DISCHARGE

1. The obligation and the liability of the Guarantor shall not be released, discharged or in any way affected by any release, discharge, loss or alteration in or dealing with the Mortgaged Property under the Trust Deed or any Guarantee Security or any part thereof or anything done, suffered or permitted by the Trustee in relation to the said Mortgaged Property; or by time being given to the Company or any other guarantor by the Trustee or by the Bondholders or any of them; or by any change, alteration or modification of the Trust Deed; or by any compromise, arrangement or plan of re-organization affecting the Company or any other guarantor or the security under the Trust Deed; or by the release pursuant to any provision hereof or of the Trust Deed, or of any other guarantor or of any other person liable directly or indirectly as surety or otherwise; or by the release, discharge, loss or alteration in or any dealing with the security or any part thereof relating to the Bonds; or by any other act or proceeding in relation to the Trust Deed or this agreement or any Guarantee Security or any other guarantee or debenture collateral thereto or any security created thereby pursuant to which the Guarantor might otherwise be released or exonerated; without limiting the generality of the foregoing, the Guarantor declares that, without the necessity of any reservation of rights against the Guarantor and without notice to or further assent from the Guarantor, the provisions of the Trust Deed and any Bonds issued thereunder may in whole or in part be renewed, extended, rearranged, modified, accelerated, compromised or released by the Trustee or the Bondholders (or any of them) and the security constituted by the Trust Deed or any Guarantee Security or otherwise may be sold, exchanged or realized.

2. Notwithstanding anything herein contained, the obligations of the Company, the Guarantor or any other surety may be released, modified or otherwise dealt with pursuant to any provision of the Trust Deed.

3. It is understood and agreed that simultaneously with the execution and delivery hereof, the Guarantor is executing and delivering its Guarantee Security, in an amended and restated form, that such Guarantee Security shall be and it is hereby assigned to, deposited with and pledged to the Trustee to be held by it pursuant to the provisions hereof and of the Trust Deed as a general and continuing collateral security for payment and performance of the Guarantor's obligations hereunder and that upon the Debtor becoming entitled to a discharge of the Trust Deed, then this agreement and such Guarantee Security and the estate and rights hereby and thereby granted shall cease and become utterly null and void and the undertaking, property and assets mortgaged and charged thereby shall revert to an revest in the Guarantor without any release, acquaintance, reconveyance, re-entry or any act or formality whatsoever; and thereupon the Trustee shall, at the request and at the expense of the Guarantor, execute and deliver to the Guarantor such deeds or other instruments as shall be requisite to evidence the satisfaction and discharge of this agreement and of the security created by such Guarantee Security, to release or reconvey the undertaking, property and assets mortgaged or charged thereby freed and discharged from the trusts and provisions herein and therein contained and to release the Guarantor from its covenants herein contained.

4. The Guarantee Security to which the Guarantor is a party shall be and it is hereby assigned, deposited with and pledged to the Trustee to be held by it pursuant to the provisions hereof as a general and continuing collateral security for payment and performance by the Guarantor hereunder.

5. Upon any demand hereunder by the Trustee, the Trustee may at any time realize upon the Guarantee Security to which the Guarantor is a party by sale, transfer or delivery, or exercise and enforce all rights and remedies of a holder of such Guarantee Security, including, without limitation, making demand under such Guarantee Security, as if the Trustee were absolute owner thereof, without notice to or control by the Guarantor, except to the extent required by law, and any such remedy may be exercised separately or in combination and shall be in addition to and not in substitution for any other rights of the Trustee however created; provided that the Trustee shall not be bound to exercise any such right or remedy and provided further that any such sale, transfer or delivery shall be on terms whereby the Person acquiring such Guarantee Security takes the same subject to the provisions hereof.

6. The proceeds of the Guarantee Security to which the Guarantor is a party including any distributions in respect thereof shall be applied by the Trustee on account of the Guarantor's obligations hereunder without prejudice to any claim upon the Guarantor for any deficiency.

7. The provisions respecting Bondholders' Resolutions and the powers of Bondholders exercisable thereby set forth in Article 9 of and elsewhere in the Trust Deed shall be deemed to be incorporated in and to form part of this agreement, mutatis mutandis.


SECTION 5. - APPLICATION OF CERTAIN PROVISIONS OF THE TRUST DEED

     The mortgages, assignments, pledges and charges created by the Guarantee Security to which the Guarantor is a party are intended to take effect so far as possible as if the undertaking, property and assets of the Guarantor had become part of the Mortgaged Property under the Trust Deed and the provisions of the Trust Deed relating to the Mortgaged Property thereunder shall be applicable mutatis mutandis to the subject matter of the mortgages, pledges and charges created by such Guarantee Security and, without limiting the generality of the foregoing:

          (a) the Guarantor covenants with the Trustee to observe and perform the like obligations with respect to its undertaking, property and assets as the Company has covenanted to observe and perform with respect to the Mortgaged Property in Sections 3.07, 5.02, 5.03, 5.04, 5.05, 5.06 and 5.08 of the Trust Deed;

          (b) the provisions of Article 4 of the Trust Deed as to the possession, use and release of the Mortgaged Property and the disposition of moneys arising therefrom shall be applicable to the property and assets of the Guarantor mortgaged, assigned, pledged or charged by the Guarantee Security to which the Guarantor is a party;

          (c) the provisions of Section 6.16 of the Trust Deed shall be applicable, mutatis mutandis, for the protection of Persons dealing with the Trustee in respect of the Mortgaged Property under the Guarantee Security to which the Guarantor is a party;

          (d) the provisions of Section 11.02 of the Trust Deed shall be applicable, mutatis mutandis, to communications between the Guarantor, the Bondholders and the Trustee and their respective addresses of record; and

          (e) the provisions of Section 11.05 of the Trust Deed shall be applicable, mutatis mutandis, to the rights, remedies and powers of the Trustee and any provisions hereof or of the Guarantee Security to which the Guarantor is a party that may be contrary to applicable law.

SECTION 6. - THE TRUSTEE
------------------------

1. This agreement and the Guarantee Security to which the Guarantor is a party are made in favour of the Trustee in its capacity as trustee under the Trust Deed. Accordingly, in the event of a new trustee being appointed under the Trust Deed, such new trustee shall thereupon become and be the trustee hereunder, but nevertheless, the Trustee shall forthwith assign, transfer, make over to the new trustee hereunder this agreement and such Guarantee Security and all security created thereby or by any instrument supplemental thereto or in implementation thereof. All provisions of the Trust Deed for the protection of the Trustee or for facilitating the administration of the trusts or otherwise relating to the Trustee shall apply mutatis mutandis to this agreement and such Guarantee Security and the Trustee's duties hereunder.

2. The Trustee hereby accepts the trusts hereof and agrees to carry out and discharge the same unless and until a new trustee hereunder shall be appointed as hereinbefore set forth.

SECTION 7. - GOVERNING LAW

          This agreement and the rights of the parties hereto shall be governed in all respects by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be treated in all respects as an Ontario contact.


SECTION 8. - NO SET-OFF

          Each payment to be made by the Guarantor hereunder in respect of its obligations hereunder shall be payable in the currency or currencies in which such obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.


SECTION 9. - EXPENSES

          The Guarantor agrees to pay to the Trustee forthwith upon demand all costs, charges and expenses, including all legal fees, incurred by the Trustee in connection with the recovery or enforcement of payment of any moneys owing hereunder, whether by realization or otherwise. All such sums together with interest thereon at the rate of interest specified in Section 5.08 of the Trust Deed shall be added to the indebtedness secured by this agreement and shall also be secured hereby.


SECTION 10. - WITHHOLDING TAXES

1. All payments to be made directly or indirectly under or with respect to this agreement shall be made free and clear of and without withholding or deduction of, or on account of, any present or future tax, duty or charge of whatever nature imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter "Taxes") unless the withholding or deduction of such Taxes is required by applicable law. In the event that any such withholding or deduction of Taxes from amounts to be paid with respect to this agreement (an "Affected Amount") is required by applicable law, the
Guarantor:

          (a) shall pay or cause to be paid such additional amounts ("Additional Amounts") as may be necessary in order that the net amount received directly or indirectly by the beneficial recipient of an Affected Amount (an "Affected Recipient") (including Additional Amounts) after such withholding or deduction (including withholding or deduction applicable to Additional Amounts paid pursuant to this Section 10), shall equal the amount which would have been received by the Affected Recipient in the absence of such withholding or deduction, provided that the Guarantor shall not be obligated to pay any portion of any such Additional Amounts to any Affected Recipient (an "Excluded Recipient"):

               (j) with which the Guarantor or the Company does not deal at arm's length (within the remaining of the Income Tax Act (Canada)) at the time of making such payment;

            (ii) which is subject to such Taxes by reason of the incorporation, organization or presence of the Affected Recipient in a jurisdiction (other than a jurisdiction that is or is in the United States of America) which incorporation, organization or presence resulted in such Taxes or which is subject to Taxes by reason of the Affected Recipient being connected with Canada or any province or territory thereof, otherwise than by the mere holding of property that entitles such Affected Recipient to receive the Affected Amount (including without restriction the holding directly or indirectly of the Bonds in circumstances contemplated by this agreement and the holding of any interest in property including this agreement and the Bonds that entitles the Affected Recipient to receive payments hereunder) or the mere receipt of or entitlement to receive any payment made pursuant to this agreement or the Bonds;

      (b)   shall make or cause to be made such withholding or deduction; and

      (c) forthwith shall pay or cause to be paid immediately the full amount withheld or deducted to the relevant taxation authority in accordance with applicable law and shall obtain therefrom a receipt for such payment; provided, however, that if the Affected Recipient shall obtain any tax benefit as a result of the payment of any tax, duty or charge by the Guarantor pursuant to this Section 10, the Affected Recipient shall give a notice in writing to the Guarantor with a copy to the Company specifying the amount of the tax benefit realized and the Guarantor shall be entitled to deduct such amount from any amount which is payable by the Guarantor to the Affected Recipient under this agreement and, if no further amount is payable by the Guarantor to the Affected Recipient under this agreement, the amount of such tax benefit shall be refunded by the Affected Recipient to the Guarantor; provided, further, however, that nothing contained herein shall interfere with the right of an Affected Recipient to arrange its tax affairs (which it shall not be obligated to disclose to any person) in whatever manner it thinks fit and in particular no Affected Recipient shall be under any obligation to claim credit, relief, remission or repayment from or against or in respect of its profits or income or any tax liability in respect of any amount of tax or other charge referred to in this
            Section 10 in priority to any other claims, relief, credits or reductions available to it.

2. The Guarantor indemnifies and holds harmless each Affected Recipient and each holder of a Bond or of an interest directly or indirectly in a Bond (other than an Excluded Recipient) for and against the full amount of any Taxes so levied or imposed as a result of payments made under or with respect to this agreement (including any interest and penalties and all related expenses) referred to in subsection 1 above (including, without limitation, any such Taxes imposed on amounts payable under this Section 10, but excluding any such Taxes on the net income of such Recipient). Payment under this indemnity shall be made within thirty (30) days from the date any such Affected Recipient makes written demand therefor and upon presentation to the Guarantor (with a copy to the Company) of a notice in writing as the amount payable under this indemnity and the amounts to which this indemnity relates, which notice shall be conclusive evidence, absent manifest error, of the amount due under this indemnity. The obligation of the Guarantor under this subsection 2 shall survive the payment of any amounts under this agreement or pursuant to the Bonds and the termination of this agreement, the Bonds and the Trust Deed.

SECTION 11. - MERGER

     This agreement shall not operate by way of merger of any of the obligations of the Guarantor under any other agreement, including for greater certainty, the Trust Deed, and no judgement recovered by the Trustee shall operate by way of merger of or in any way affect the Guarantee Security to which the Guarantor is a party which is in addition to and not in substitution for any other security now or hereafter held by the Trustee.

IN WITNESS WHEREOF the parties hereto have executed this agreement.


                                        ROGERS CABLE COMMUNICATIONS INC.


                                        Per:  /s/ M. L. Daly
                                            -----------------------------------
                                            M. Lorraine Daly
                                            Vice-President, Treasurer


                                        Per:  /s/ Alan Horn
                                            -----------------------------------
                                            Alan D. Horn
                                            Vice-President




                                        NATIONAL TRUST COMPANY


                                        Per:  /s/ G. Krowles
                                            -----------------------------------
                                            GERALYN KROWLES
                                            AUTHORIZED SIGNATORY

                                        Per:  /s/ Charndeep Minhas
                                            -----------------------------------
                                            CHARNDEEP MINHAS
                                            Authorized Signatory